Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 20, 2016

ACME UNITED REPORTS THIRD QUARTER 7% SALES INCREASE AND 21%
INCREASE IN EARNINGS PER SHARE

Raises 2016 Guidance for Second Time, Reflecting Continued Strong Performance and Prospects

FAIRFIELD, CT. – October 20, 2016 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the third quarter ended September 30, 2016 were $31.9 million, compared to $29.9 million in the comparable period of 2015, an increase of 7%. Net sales for the nine months ended September 30, 2016 were $98.2 million, compared to $86.7 million in the same period in 2015, an increase of 13%.

Net income for the quarter ended September 30, 2016 was $1.5 million, or $0.40 per diluted share, compared to $1.2 million, or $0.33 per diluted share, for the 2015 period, a 22% increase in net income and 21% in earnings per share. Net income for the nine months ended September 30, 2016 was $5.3 million, or $1.49 per diluted share, compared to $4.4 million, or $1.18 per diluted share, in last year’s comparable period, a 22% increase in net income and 26% in earnings per share.

Chairman and CEO Walter C. Johnsen said, “Our Westcott school, home, and office product lines all continued to gain market share and we delivered record back-to-school sales. In addition, we gained new first aid placement at a number of large food service chains , a promising source of new business, and grew our industrial first aid kit business. The Clauss, Camillus, and Cuda product families added new products and customers, and DMT, whose sharpening tool business we acquired in February 2016 , exceeded our expectations as we expanded the business and distribution through our broad customer base.

“We expect continued sales and earnings strength for the rest of 2016, and are therefore raising our guidance for the second time for fiscal 2016. We now expect to generate revenues of $124 million and earnings per share of $1.63. Our most recent guidance called for revenues of $123 million and earnings per share of $1.55, up from  our original forecast of $120 million in revenues and earnings per share of $1.47.”

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 In the U.S. segment, net sales for the quarter ended September 30, 2016 increased 9% compared to the same period in 2015 due to strong sales of Westcott school and office products, and first aid kits. Revenues from our acquisition of DMT  contributed $1.3 million in the third quarter, and $3.6 million February 2016 to date. Net sales for the first nine months of 2016 grew 15% over the comparable period in 2015.

Net sales in Canada for the three months ended September 30, 2016 decreased 5% in U.S. dollars and 4% in local currency compared to the prior-year period. Net sales for the nine months ended September 30, 2016 decreased 2% in U.S. dollars but increased 3% in local currency compared to the same period in 2015.

Net sales in Europe for the three months ended September 30, 2016 decreased 12% in both U.S. dollars and local currency compared to the comparable period in 2015. The decline in sales was primarily due to the timing of a shipment of promotional products to a mass-market customer. In 2015, the promotion occurred in the third quarter; in 2016, the promotion occurred in the second quarter. Net sales for the nine months ended September 30, 2016 increased 4% in both U.S. dollars and local currency compared to last year’s period due to market share gains in the office products channel.

Gross margin was 37.2% in the three months ended September 30, 2016, compared to 34.5% in the same period in 2015. The higher gross margin was primarily due to a favorable product mix. Also, in the third quarter of last year, the Company incurred approximately $150,000 of one-time moving and severance costs associated with consolidating its first aid facilities. Gross margin was 36.4% for the nine months ended September 30, 2016 compared to 36.1% for last year’s period.

The Company’s long-term debt less cash on September 30, 2016 was $33.4 million compared to $23.9 million on September 30, 2015. During the twelve-month period ended September 30, 2016, the Company paid approximately $7.0 million for the acquisition of the assets of DMT, spent $1.4 million on stock repurchases  and paid $1.3 million in dividends on its common stock.

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Acme United will hold a conference call to discuss its quarterly results, which will be broadcast over the Internet on Thursday, October 20, 2016, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-768-6570. International callers may dial 785-830-1942. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives or by logging on to www.streetevents.com.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit® and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2016
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2016	September 30, 2015

Net sales	$31,913	$29,903
Cost of goods sold	20,050	19,578
Gross profit	11,863	10,325
Selling, general, and administrative expenses	9,723	8,334
Income from operations	2,140	1,991
Net interest expense	247	149
Other expense, net	65	92
Total other expense	312	241
Income before income tax expense	1,828	1,750
Income tax expense	355	542
Net income	$1,473	$1,208

Shares outstanding - Basic	3,324	3,354
Shares outstanding - Diluted	3,641	3,699

Earnings per share basic	$0.44	$0.36
Earnings per share diluted	0.40	0.33

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2016 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2016	September 30, 2015

Net sales	$98,198	$86,694
Cost of goods sold	62,455	55,398
Gross profit	35,743	31,296
Selling, general, and administrative expenses	28,008	24,603
Income from operations	7,735	6,693
Net interest expense	642	420
Other expense	38	149
Total other expense	680	569
Income before income tax expense	7,055	6,124
Income tax expense	1,750	1,771
Net income	$5,305	$4,353

Shares outstanding - Basic	3,329	3,328
Shares outstanding - Diluted	3,562	3,698

Earnings per share basic	$1.59	$1.31
Earnings per share diluted	1.49	1.18

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2016
(Unaudited)

Amounts in $000's	September 30, 2016	September 30, 2015

Assets:
Current assets:
Cash and cash equivalents	$6,272	$4,621
Accounts receivable, net	25,909	23,587
Inventories	38,117	34,497
Prepaid and other current assets	1,995	2,171
Total current assets	72,293	64,877

Property and equipment, net	7,893	7,343
Goodwill	1,406	1,375
Intangible assets, net	16,768	12,023
Other assets	1,012	969
Total assets	$99,372	$86,586

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,748	$7,206
Other current liabilities	6,597	6,759
Total current liabilities	13,345	13,965
Bank debt	39,706	28,551
Other non current liabilities	574	362
	53,625	42,878
Total stockholders' equity	45,747	43,698
Total liabilities and stockholders' equity	$99,372	$86,586

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